Filed pursuant to Rule No. 424(b)(3)
File Number 333-123978

Prospectus Supplement No. 4
(to Prospectus dated April 28, 2005)

47,023,746 SHARES

Loudeye Corp.

COMMON STOCK

     This Prospectus Supplement No. 4 supplements information contained our prospectus dated April 28, 2005, as amended and supplemented from time to time. The prospectus relates to the resale of up to 47,023,746 shares of our common stock by the selling stockholders identified in the prospectus (including their transferees, pledgees, donees or other successors).

     You should read this Prospectus Supplement No. 4 in conjunction with the prospectus as amended and supplemented from time to time. This prospectus supplement is not complete without, and may not be delivered or utilized except in connection with, the prospectus including any amendments or supplements thereto.

     Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this Prospectus Supplement or the Prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus supplement is June 13, 2005.

RECENT DEVELOPMENTS

     On June 13, 2005, Loudeye’s board of directors appointed Frank A. Varasano as an independent director to fill a vacancy on Loudeye’s board of directors. Mr. Varasano was appointed as a Class III director to serve for a term expiring at the annual meeting of Loudeye’s stockholders in 2006.

     Mr. Varasano’s biography follows:

          Frank A. Varasano. Frank Mr. Varasano most recently served as Executive Vice President at Oracle Corporation where he was responsible for marketing, sales and consulting to Oracle’s 400 largest product producing clients and was a member of the Executive Committee. Prior to that, Mr. Varasano held several senior management positions during his 25 year tenure at Booz Allen and Hamilton, designing and leading strategic programs for the firm’s largest clients to improve their competitive position. As a Senior Vice President he led the firm’s largest practice (Engineering and Manufacturing), office (New York) and regional profit center (United States). He served on the firm’s Board of Directors and Executive Committee. Mr. Varasano holds a B.S. from the United States Naval Academy, and a Master’s in Business Administration from Harvard Business School. He also served as an officer aboard the USS Patrick Henry, a nuclear submarine.